EXHIBIT 10.04
AMENDMENT TO
INDEMNIFICATION AGREEMENT
          This Amendment (the “Amendment”) is entered into as of the 19 day of June, 2007, by and between Flextronics International Ltd (the “Company”), a Singapore corporation (“FIL”), and Thomas J. Smach, an officer of FIL and the Company (the “Employee”).
          Whereas, pursuant to an Indemnification Agreement dated as of January 8, 2003 by and among the Company and Employee (the “Indemnification Agreement”), the Company agreed to indemnify Employee and advance expenses to Employee to the fullest extent (whether partial or complete) permitted by law and as set forth in the Indemnification Agreement;
          Whereas, from time to time, FIL, directly or through its subsidiaries, makes investments in third party companies (each a “Company”) and in connection with such investments, FIL obtains a contractual right to designate a director to the Board of Directors of the Company (the “Company Board”); and
          Whereas, from time to time, FIL may request that Employee serve as FIL’s representative on the Company Board (the “Flextronics Representative”); and
          Whereas, pursuant to the Flextronics Group’s Employee Outside Board Service Policy a copy of which is attached as Exhibit A hereto (the “Service Policy”), the Flextronics Group will agree to indemnify Employee against claims related to Employee’s service as a Flextronics Representative subject to Employee’s agreement that any compensation paid by the Company with respect to any period during which the Employee is serving as the Flextronics Representative will be transferred to the Flextronics Group as further provided in the Service Policy.
          Now, therefore, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	The Indemnification Agreement be, and it hereby is, amended as follows:
a.	Section 1.1 is amended to provide that the term “agent” also includes service as a Flextronics Representative as provided in this Amendment;

b.	Section 1.4 is amended to provide that for purposes of this Amendment only, “subsidiary” means any Company for whom Employee serves as a Flextronics Representative.

c.	Section 2 is amended to provide, for purposes of this Amendment only, that Employee’s service as an “agent” for FIL shall only apply for so long as FIL has the right to designate a Flextronics Representative and FIL so designates Employee as the Flextronics Representative.

2.	Employee agrees to transfer any compensation he may receive from his service on a Company Board as the Flextronics Representative to the Flextronics Group in accordance with the Service Policy.

3.	Except as otherwise modified by this Amendment, the Indemnification Agreement shall remain in full force and effect.

4.	In the event of any conflict between this Amendment and the Services Policy, the order of precedence will be: Services Policy; Amendment; Indemnification Agreement.
IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first written above.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Manny Marimuthu

Name: Manny Marimuthu Title: Authorized Signatory

/s/ Thomas J. Smach

Thomas J. Smach

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